Exhibit 99.1

Unigene Continues Solid Execution of Focused Turnaround Strategy and Monetizes Non-Core Asset with the Termination of China Joint Venture

-Unigene to receive approximately $1MM from China Pharmaceutical Group Limited-

-All licenses and rights to technologies returned to Unigene-

June 13, 2011 –BOONTON, N.J. -- (BUSINESS WIRE) -- Unigene Laboratories, Inc. (OTCBB: UGNE) a leader in the design, delivery, manufacture and development of peptide-based therapeutics announced today that the Company entered into a Termination Agreement and an Equity Sale and Purchase Agreement under which Unigene will sell its 45% equity interest in Unigene Biotechnology Co., Ltd. (the “China Joint Venture”) to China Pharmaceutical Group Limited (“CPG”) or one of its affiliates for an aggregate purchase price of $1,050,000, payable to Unigene in two installments, subject to the receipt of government approvals and other conditions. CPG and its affiliates are subsidiaries of Shijiazhuang Pharmaceutical Group Corporation (“CSPC”), which holds a leading position in China’s pharmaceutical industry. In connection with the Termination Agreement, all technology licenses, sublicenses and other rights granted to the China Joint Venture and CPG have been returned to Unigene.   The China Joint Venture was originally formed pursuant to a Joint Venture Contract dated June 15, 2000 between CSPC and Unigene.

Unigene has no further obligations to the China Joint Venture and all disputes previously reported in the Company’s Securities and Exchange Commission (SEC) filings in connection with the China Joint Venture have been resolved to both parties’ full satisfaction.

Ashleigh Palmer, Unigene’s President and CEO, stated, “When we launched our new turnaround strategy in the fourth quarter of 2010, we were determined to find ways in which we could monetize our non-core assets and focus our attention on the Company’s critical priorities.  Our termination agreement with CPG represents yet another major step forward for Unigene, and we are now able to further focus our available resources on our core business strategy as we transform into the peptide development powerhouse and partner of choice.”  Palmer continued, “We are extremely grateful for CPG’s and its affiliate’s willingness to buyout our interest in the joint venture and return our technologies.  To be clear, this transaction does not reflect Unigene’s lack of interest in the rapidly growing and globally important Chinese biopharmaceutical market.  We fully expect to explore Unigene’s potential to access opportunities in China in the future through traditional licensing agreements and partnerships rather than high-risk, high-cost joint ventures.”

About Unigene Laboratories, Inc.
Unigene Laboratories, Inc. is a leader in the design, delivery, manufacture and development of peptide-based therapeutics. The Company is building a robust portfolio of proprietary partnerships in this expanding drug class based on its Peptelligence™ platform. Peptelligence encompasses extensive intellectual property covering delivery and manufacturing technologies, unsurpassed research and development expertise, and proprietary know-how representing a genuine distinctive competence. Core Peptelligence assets include proprietary oral and nasal peptide delivery technologies, and proprietary, high-yield, scalable and reproducible E. coli-based manufacturing technologies.

Unigene’s technologies have extensive clinical and partner validation. The Company’s first product to market, Fortical®, a nasal calcitonin product, received FDA approval in 2005 and is marketed in the U.S. by Upsher-Smith for the treatment of postmenopausal osteoporosis. Unigene licensed its oral calcitonin program to Tarsa Therapeutics and expects an NDA filing with the FDA before year end.  The Company has a worldwide licensing agreement with GlaxoSmithKline for its parathyroid hormone product candidate currently in Phase 2.  In addition, Unigene has a manufacturing license agreement with Novartis, which is completing three Phase 3 studies of oral calcitonin for the treatment of osteoporosis and osteoarthritis.

For more information about Unigene, please visit http://www.unigene.com. For information about Fortical, please visit http://www.fortical.com.

Safe Harbor statements under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements, including with respect to clinical studies of one of our licensees. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various risk factors. These known and unknown risk factors include, but are not limited to: the delay in obtaining or the failure to obtain regulatory approvals for our products and the products of our licensees that may generate royalty and milestone payments to us, our ability to achieve product sales and royalties, competition, our dependence on other companies to commercialize, manufacture and sell products using our technologies, the ability of our products to gain market acceptance and increase market share, the uncertainty of results of animal and human testing, the risk of product liability and liability for human clinical trials, our dependence on patents and other proprietary rights and the risks associated with patent litigation, dependence on key management officials, the availability and cost of capital, the availability of qualified personnel, changes in, or the failure to comply with, governmental regulations, general economic and business conditions, our history of losses and ability to achieve profitability, litigation and other risk factors discussed in our Securities and Exchange Commission ("SEC") filings, including our annual report on Form 10-K and our quarterly reports on Form 10-Q. Words such as "anticipates," "expects," "intends," "plans," "predicts," "believes," "seeks," "estimates," "may," "will," "should," "would," "potential," "continue," and variations of these words (or negatives of these words) or similar expressions, are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements. In addition, any statements that refer to expectations, projections, contingencies, goals, targets or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements and are not statements of historical fact. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements after the date of this release.

Investor/Media Contact:
Unigene Laboratories, Inc.
Jenene Thomas
VP, Investor Relations and Business Administration
Email:  jthomas@unigene.com
Direct:  973-265-1107

SOURCE:  Unigene Laboratories, Inc.